Exhibit 10.3

4 West 4th Ave. Suite 400 San Mateo, CA 94402	(650) 458-2670 Tel. (415) 875-7075 Fax

March 21, 2013

Darlene Horton, M.D.

[ADDRESS]

Dear Dr. Horton:

Reference is made to the letter agreements dated on or about August 3, 2012 and November 2, 2012, (collectively, the “Agreement”), between you and Nile Therapeutics, Inc. (“Nile” or the “Company”). This letter agreement is intended to clarify certain provisions and the intent to comply with Code Section 409A, and therefore such provisions are hereby incorporated into the Agreement as set forth below:

Section 2 shall be amended and restated in its entirety, as follows:

“Beginning with the Commencement Date and until a Compensation Adjustment Event (as defined below) has occurred, your monthly base salary (the “Base Salary”) will be $28,314, payable in accordance with Nile’s normal payroll procedures. However, notwithstanding the preceding sentence, commencing November 1, 2012, the Company shall only be obligated to pay to you $100 of such monthly Base Salary, and you agree that the balance of the Base Salary (the “Deferred Salary”) shall be deferred and become payable to you, if ever, upon completion of an Interim Financing Event (as defined below) prior to December 31, 2013 and subject to your continued employment with the Company on the date of such Interim Financing Event.

In addition, you will be entitled to receive a Change of Control Bonus if the Company completes a Change of Control Transaction (as defined below) prior to December 31, 2013, as follows:

(a)          Upon a Change of Control Transaction in which either (i) the outstanding shares of the Company’s common stock are exchanged for securities of another corporation, or (ii) the Company issues shares of its common stock, with no securities or other consideration paid or payable to holders of the Company’s common stock (e.g., a merger transaction in which the Company acquires another corporation in exchange for shares of the Company’s common stock), then you will be entitled to receive, immediately prior to the effective time of the Change of Control Transaction, a number of shares of the Company’s common stock equal to 5% of the shares of the Company’s common stock then outstanding on a fully-diluted basis.

(b)          Upon a Change of Control Transaction other than as described in the preceding paragraph, then you will be entitled to receive a cash payment, on the date of such Change of Control Transaction, equal to 5% of the applicable Change of Control Proceeds (as defined below).

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For the avoidance of doubt, in the event the Company completes more than one Change of Control Transaction prior to December 31, 2013, only one Change of Control Bonus shall be payable pursuant to this Agreement.”

The following sentence shall be added as the last sentence to the first paragraph of Section 3(d):

“Notwithstanding the foregoing, should your participating in the Company-sponsored medical/health insurance plan violate the terms of the plan, applicable law or cause such plan or the Company to be subject to a penalty, the Company shall pay you the cash equivalent to the monthly benefit it would have paid.”

The following text shall be added to the end of Section 6:

“; provided, however, that if such release is not signed within 90 days of termination of employment, such amounts otherwise owed will be forfeited, and further that if such 90 day period could span two tax years, such payment will always be made in the subsequent tax year.”

The following text shall be added at the end of the last sentence of Section 7(c):

“; provided, however, that in no event shall such payments be paid later than five years from the Change of Control Transaction.”

A new Section 10 is hereby added to the Agreement as follows:

“10.	Certain Tax Provisions.

(a)	409A. Any payment otherwise required under this Agreement or any other plan or arrangement of the Company to be made to you after a termination of your employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) shall not be paid or payment commenced until the later of (a) six months after the date of your “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payment(s) can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall pay you, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. Such delay, to the extent required, will not affect the timing of any installments or other payments otherwise payable after the delay period imposed under Section 409A. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.

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(b)	Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between you and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 10(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section 10(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 10(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10(b). If this Section 10(b) is applied to reduce an amount payable to the you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).”

If you find the foregoing acceptable, please kindly so indicate by executing and dating the attached copy of this letter agreement in the space provided and returning a copy to me at your earliest convenience.

Very truly yours,

NILE THERAPEUTICS, INC.

/s/ Pedro Granadillo
Pedro Granadillo
Chairman, Compensation Committee of the Board of Directors

Agreed and accepted this

21st day of March, 2013:

/s/ Darlene Horton, M.D.
Darlene Horton, M.D.

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